UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A (Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Daktronics, Inc.

(Exact name of registrant as specified in its charter)

South Dakota	46-0306862
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

201 Daktronics Drive

Brookings, SD 57006

(Address of principal executive office) (zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

(if applicable) Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Form 8-A/A (Amendment No. 3) (this “Amendment”) is being filed by Daktronics, Inc. (the “Company”) to amend the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission (“SEC”) on November 16, 2018 (the “Original Registration Statement”), as amended by Amendment No. 1 to the Form 8-A filed by the Company with the SEC on November 19, 2021 (“Amendment No. 1”) and Amendment No. 2 to the Form 8-A filed by the Company with the SEC on November 20, 2024 (“Amendment No. 2”).

Item 1. Description of Registrant’s Securities to be Registered.

Effective March 3, 2025, the Board of Directors of the Company (the “Board”) approved the Third Amendment to Rights Agreement, dated as of March 3, 2025 (the “Third Amendment”), by and between the Company and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”). The Third Amendment amends the Rights Agreement, dated as of November 16, 2018 (the “Original Rights Agreement”), by and between the Company and the Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of November 19, 2021 (the “First Amendment”) and the Second Amendment to Rights Agreement, dated as November 19, 2024 (the “Second Amendment,” and collectively with the Original Rights Agreement, the First Amendment, the Second Amendment, and the Third Amendment, the “Rights Agreement”).

The Third Amendment terminates the Rights Agreement by accelerating the Final Expiration Date (as defined in the Rights Agreement) of the Company’s Series A Junior Participating Preferred Stock purchase rights (the “Rights”) from the Close of Business (as defined in the Rights Agreement) on November 19, 2025 to the Close of Business on March 3, 2025. As a result of the Third Amendment, effective as of the Close of Business on March 3, 2025, all of the Rights, which were previously distributed to holders of the Company’s common stock, no par value, pursuant to the Rights Agreement, have expired and cease to be outstanding.

The foregoing description of the material terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of: (i) the Articles of Amendment to the Amended and Restated Articles of Incorporation of Daktronics, Inc., dated November 16, 2018, which is incorporated by reference as Exhibit 3.1 to this Amendment; (ii) the Original Rights Agreement, which is incorporated by reference as Exhibit 4.1 to this Amendment; (iii) the First Amendment, which is incorporated by reference as Exhibit 4.2 to this Amendment; (iv) the Second Amendment, which is incorporated by reference as Exhibit 4.3 to this Amendment; and (v) the Third Amendment, which is incorporated by reference as Exhibit 4.4 to this Amendment.

In addition, the following descriptions are incorporated into this Item 1 by reference: (i) the descriptions of the Original Rights Agreement set forth in Item 1 of (A) the Original Registration Statement, (B) Amendment No. 1, and (C) Amendment No. 2; (ii) the descriptions of the First Amendment set forth in Item 1 of (A) Amendment No. 1 and (B) Amendment No. 2; and (iii) the description of the Second Amendment set forth in Item 1 of Amendment No. 2.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of Daktronics, Inc., dated November 16, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 16, 2018).

4.1	Rights Agreement, dated as of November 16, 2018, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 16, 2018).

4.2	First Amendment to Rights Agreement, dated as of November 19, 2021, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 19, 2021).

4.3	Second Amendment to Rights Agreement, dated as of November 19, 2024, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by Daktronics, Inc. on November 20, 2024).

4.4	Third Amendment to Rights Agreement, dated as of March 3, 2025, by and between Daktronics, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by Daktronics, Inc. on March 3, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Daktronics, Inc.

Date: March 3, 2025	By:	/s/ Sheila M. Anderson
Sheila M. Anderson, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

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